Exhibit 99.1

HERSHEY ANNOUNCES THIRD QUARTER RESULTS
Company continues strong progress on strategic plan

•	Net Sales increase 6.4%, growth of about 4% excluding volume shifts related to August price increase

•	Earnings per share-diluted from operations $0.64, in line with the Company’s expectations

•	Outlook reaffirmed for 2008, growth in net sales 3-4%, with earnings per share-diluted from operations expected to be towards the lower end of the $1.85 to $1.90 range

HERSHEY, Pa., October 16, 2008 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended September 28, 2008. Consolidated net sales were $1,489,609,000 compared with $1,399,469,000 for the third quarter of 2007. Reported net income for the third quarter of 2008 was $124,538,000 or $0.54 per share-diluted, compared with $62,784,000 or $0.27 per share-diluted, for the comparable period of 2007.

For the third quarters of 2008 and 2007, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $31.0 million and $151.9 million, or $0.10 and $0.41 per share, respectively. The majority of these charges were associated with the Global Supply Chain Transformation program announced in February 2007.  Net income from operations, which is adjusted to exclude the net charges for the third quarters of 2008 and 2007, was $145,813,000 or $0.64 per share-diluted in 2008, compared with $157,230,000 or $0.68 per share-diluted in 2007, a decrease of 6 percent in earnings per share-diluted.

For the first nine months of 2008, consolidated net sales were $3,755,388,000 compared with $3,604,494,000 for the first nine months of 2007. Reported net income for the first nine months of 2008 was $229,250,000 or $1.00 per share-diluted, compared with $159,811,000 or $0.69 per share-diluted, for the first nine months of 2007.

For the first nine months of 2008 and 2007, these results, prepared in accordance with GAAP, include net pre-tax charges of $101.0 million and $316.7 million, or $0.30 and $0.85 per share, respectively. The majority of these charges were associated with the Global Supply Chain Transformation program.

Net income from operations, which is adjusted to exclude the net charges for the first nine months of 2008 and 2007, was $296,680,000, or $1.30 per share-diluted, compared with $357,687,000 or $1.54 per share-diluted in 2007, a decrease of 16 percent in earnings per share-diluted.

Total Global Supply Chain Transformation program costs to date are $496 million, and the forecast for total charges related to the program remains at $550 million to $575 million.  This forecast includes a projection for pension settlement costs required in accordance with applicable accounting standards. As described in Appendix A, this projection of non-cash charges could increase by up to $75 million. For the full-year 2008, total GAAP charges related to the program, excluding possible increases in pension settlement charges, are expected to be $135 million to $145 million.

Third Quarter Performance and Outlook

“Hershey’s third quarter results reflect the progress we continue to make implementing our consumer-driven demand model,” said David J. West, President and Chief Executive Officer.  “As anticipated, net sales were solid, increasing 6.4 percent. Excluding the impact of the timing of shipments stemming from the buy-in related to the August price increase, sales growth was approximately 4 percent. This growth was driven by price realization, overall growth in core brands and new products, partially offset by softness in snacks and refreshment. Halloween is off to a good start with solid programming and merchandising in place.

“Third quarter results were in line with our expectations and reflect higher commodity costs resulting from the execution of hedging strategies announced in August and implemented within the quarter. These added costs offset the benefit of higher revenue generated by the buy-in related to the August price increase. Additionally, we continued to increase core brand support in the U.S. and within key international markets. In the U.S., advertising and consumer brand-building investment increased by about 25 percent in the third quarter.

“We have seen positive results where we have focused our resources. U.S. retail takeaway in the third quarter increased 4.0 percent in channels that account for over 80 percent of our retail business. U.S. market share was about equal to the prior year's third quarter in the channels measured by syndicated data.

“We’re making good progress against our major strategic initiatives. We’ll continue to make the necessary consumer investments to strengthen Hershey’s leadership position and build upon our latest marketplace results. Therefore, for the full-year 2008, we expect net sales growth of 3-4 percent and earnings per share-diluted from operations towards the lower end of the $1.85 to $1.90 range. In 2009, we expect net sales growth of 2-3 percent as the pricing action previously announced will be partially offset by lower volumes. We expect 2009 earnings per share-diluted from operations to increase, however, it will be at a rate below our long-term objective of 6-8 percent growth due to higher commodity prices, which remain at levels well above a year ago despite recent declines, as well as greater levels of consumer investment,” West concluded.

Note: In this release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. The aforementioned items relate to the Global Supply Chain Transformation program announced in February 2007 and the business realignment in Brazil announced in December 2007. The Global Supply Chain Transformation program is expected to result in pre-tax charges and non-recurring project implementation costs of $550 million - $575 million. Total charges include project management and start-up costs of approximately $60 million. In 2007, the Company recorded GAAP charges related to the Global Supply Chain Transformation program of $400.0 million, or $1.10 per share-diluted. Additionally, in the fourth quarter of 2007 the Company recorded business realignment and impairment charges of $12.6 million, or $0.05 per share-diluted, related to its business in Brazil. In 2008, the Company expects to record total GAAP charges of about $135 million - $145 million, or $0.39 - $0.42 per share-diluted. These estimates exclude possible increases related to SFAS No. 88, pension settlement costs discussed in Appendix A. Below is a reconciliation of GAAP and non-GAAP items to the Company’s earnings per share-diluted outlook:

	2007	2008

Reported / Expected EPS-Diluted	$0.93	$1.43 - $1.51
Total Business Realignment and Impairment Charges	$1.15	$0.39 - $0.42

EPS-Diluted from Operations*	$2.08	--
Expected EPS-Diluted from Operations*		$1.85 - $1.90

*From operations, excluding business realignment and impairment charges.

Appendix A

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits (as amended) (“SFAS No. 88”) requires pension settlement charges to be recorded if withdrawals from pension plans in a calendar year exceed a certain level.

Pension settlement charges are non-cash charges for the Company. Such charges accelerate the recognition of pension expenses related to actuarial gains and losses resulting from interest rate changes and differences in actual versus assumed returns on pension assets. The Company normally amortizes actuarial gains and losses over a period of about 14 years.

The Global Supply Chain Transformation program charges recorded in 2007 and year-to-date in 2008 have included pension settlement charges in the amount of approximately $19 million as employees leaving the Company under the program have been withdrawing lump sums from the defined benefit pension plans. An additional charge will occur in the fourth quarter of 2008 related to Hershey’s hourly pension plan. These charges are included in the current Global Supply Chain Transformation program estimates of $550 - $575 million.

In addition to the settlement charges reflected above, additional SFAS No. 88 pension settlement charges of up to $75 million may be incurred depending on decisions of impacted salaried employees to withdraw funds during the balance of 2008 and of impacted hourly employees to withdraw funds in 2009. The amount of the potential charges has increased significantly because of recent declines in financial markets.

The likely range of possible additional charges for fourth quarter 2008 is zero to $27 million. There will be no charge if withdrawals by salaried employees are below the SFAS No. 88 settlement threshold level and will be approximately $27 million, based on current market conditions, if they are above the threshold level.

The likely range of possible additional charges for 2009 is zero to $50 million. There would be no charge if withdrawals by hourly employees are below the SFAS No. 88 settlement threshold level and $25 million to $50 million based on current market conditions, if they are above the threshold level.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the product recall and temporary plant closure in Canada in the fourth quarter of 2006, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors, changes in consumer preferences and behavior, and the impact of economic and financial market conditions on our customers, suppliers, consumers and lenders; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2007.  All information in this press release is as of October 16, 2008. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended September 28, 2008 and September 30, 2007
(in thousands except per share amounts)

	Third Quarter		Nine Months

	2008	2007	2008	2007

Net Sales	$1,489,609	$1,399,469	$3,755,388	$3,604,494

Costs and Expenses:
Cost of Sales	988,380	928,846	2,495,196	2,390,402
Selling, Marketing and Administrative	272,401	229,809	788,962	663,112
Business Realignment and Impairment Charges, net	8,877	112,043	34,748	219,316

Total Costs and Expenses	1,269,658	1,270,698	3,318,906	3,272,830

Income Before Interest and Income Taxes (EBIT)	219,951	128,771	436,482	331,664
Interest Expense, net	24,915	33,055	72,911	90,523

Income Before Income Taxes	195,036	95,716	363,571	241,141
Provision for Income Taxes	70,498	32,932	134,321	81,330

Net Income	$124,538	$62,784	$229,250	$159,811

Net Income Per Share - Basic - Common	$0.56	$0.28	$1.03	$0.72
- Basic - Class B	$0.51	$0.26	$0.93	$0.65
- Diluted - Common	$0.54	$0.27	$1.00	$0.69

Shares Outstanding - Basic - Common	166,682	167,165	166,696	168,444
- Basic - Class B	60,784	60,812	60,798	60,814
- Diluted - Common	228,670	230,388	228,757	232,026

Key Margins:
Gross Margin	33.6%	33.6%	33.6%	33.7%
EBIT Margin	14.8%	9.2%	11.6%	9.2%
Net Margin	8.4%	4.5%	6.1%	4.4%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended September 28, 2008 and September 30, 2007
(in thousands except per share amounts)

	Third Quarter				Nine Months

	2008		2007		2008		2007

Net Sales	$1,489,609		$1,399,469		$3,755,388		$3,604,494

Costs and Expenses:
Cost of Sales	968,415	(a)	891,394	(d)	2,435,050	(a)	2,301,784	(d)
Selling, Marketing and Administrative	270,213	(b)	227,414	(e)	782,897	(b)	654,384	(e)
Business Realignment and Impairment Charges, net	---	(c)	---	(f)	---	(c)	---	(f)

Total Costs and Expenses	1,238,628		1,118,808		3,217,947		2,956,168

Income Before Interest and Income Taxes (EBIT)	250,981		280,661		537,441		648,326
Interest Expense, net	24,915		33,055		72,911		90,523

Income Before Income Taxes	226,066		247,606		464,530		557,803
Provision for Income Taxes	80,253		90,376		167,850		200,116

Net Income	$145,813		$157,230		$296,680		$357,687

Net Income Per Share - Basic - Common	$0.66		$0.71		$1.34		$1.60
- Basic - Class B	$0.59		$0.64		$1.21		$1.44
- Diluted - Common	$0.64		$0.68		$1.30		$1.54

Shares Outstanding - Basic - Common	166,682		167,165		166,696		168,444
- Basic - Class B	60,784		60,812		60,798		60,814
- Diluted - Common	228,670		230,388		228,757		232,026

Key Margins:
Adjusted Gross Margin	35.0%		36.3%		35.2%		36.1%
Adjusted EBIT Margin	16.8%		20.1%		14.3%		18.0%
Adjusted Net Margin	9.8%		11.2%		7.9%		9.9%

(a) Excludes business realignment and impairment charges of $20.0 million pre-tax or $13.9 million after-tax for the third quarter and $60.1 million pre-tax or $41.3 million after-tax for the nine months.
(b) Excludes business realignment and impairment charges of $2.2 million pre-tax or $1.4 million after-tax for the third quarter and $6.1 million pre-tax or $3.7 million after-tax for the nine months.
(c) Excludes business realignment and impairment charges of $8.9 million pre-tax or $6.0 million after-tax for the third quarter and $34.7 million pre-tax or $22.4 million after-tax for the nine months.
(d) Excludes business realignment and impairment charges of $37.5 million pre-tax or $24.0 million after-tax for the third quarter and $88.6 million pre-tax or $56.5 million after-tax for the nine months.
(e) Excludes business realignment and impairment charges of $2.4 million pre-tax or $1.4 million after-tax for the third quarter and $8.7 million pre-tax or $5.4 million after-tax for the nine months.
(f) Excludes business realignment and impairment charges of $112.0 million pre-tax or $69.0 million after-tax for the third quarter and $219.3 million pre-tax or $136.0 million after-tax for the nine months.

The Hershey Company
Consolidated Balance Sheets
as of September 28, 2008 and December 31, 2007
(in thousands of dollars)

Assets	2008	2007

Cash and Cash Equivalents	$135,632	$129,198
Accounts Receivable - Trade (Net)	614,392	487,285
Deferred Income Taxes	52,512	83,668
Inventories	674,320	600,185
Prepaid Expenses and Other	173,799	126,238

Total Current Assets	1,650,655	1,426,574

Net Plant and Property	1,479,567	1,539,715
Goodwill	570,082	584,713
Other Intangibles	163,738	155,862
Other Assets	567,337	540,249

Total Assets	$4,431,379	$4,247,113

Liabilities, Minority Interest and Stockholders' Equity

Loans Payable	$729,297	$856,392
Accounts Payable	317,612	223,019
Accrued Liabilities	505,950	538,986
Taxes Payable	10,633	373

Total Current Liabilities	1,563,492	1,618,770

Long-Term Debt	1,510,831	1,279,965
Other Long-Term Liabilities	532,441	544,016
Deferred Income Taxes	172,486	180,842

Total Liabilities	3,779,250	3,623,593

Minority Interest	38,245	30,598

Total Stockholders' Equity	613,884	592,922

Total Liabilities, Minority Interest and Stockholders' Equity	$4,431,379	$4,247,113